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								  Exhibit 20.2


Ohio Casualty Corporation & Subsidiaries
STATEMENT OF CONSOLIDATED INCOME


Year ended December 31 (in thousands)                  1998        1997        1996
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
Premiums and finance charges earned              $1,268,824  $1,208,974  $1,226,651
Investment income less expenses                     169,024     177,700     183,308
Investment gains realized, net                       14,411      50,749      49,672
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    Total revenues                                1,452,259   1,437,423   1,459,631

Losses and benefits for policyholders               805,020     751,207     812,234
Loss adjustment expenses                            115,253     113,435     118,354
General operating expenses                          120,304     103,299     100,939
Amortization of goodwill                              1,031           0           0
Amortization of deferred policy acquisition cost    316,516     303,494     308,856
Restructuring charge                                 10,000           0           0
California Proposition 103 reserve, including
interest                                            (18,865)     (7,469)      4,210
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    Total expenses                                1,349,259   1,263,966   1,344,593
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Income from continuing operations
    before income taxes                             103,000     173,457     115,038
Income taxes
   Current                                            6,258      44,263      10,173
   Deferred                                          13,731      (1,198)      7,637
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    Total income taxes                               19,989      43,065      17,810
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Income before discontinued operations                83,011     130,392      97,228
Income from discontinued operations net of taxes
  of $1,028, $4,661 and $2,633, respectively
  (See Note 20)                                       1,916       8,655       5,229
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    Net income                                   $   84,927  $  139,047  $  102,457
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Other comprehensive income, net of tax:
   Net change in unrealized gains (losses), net of
   income tax expense of $31,002, $65,882 and
   $13,304, respectively                             57,575     122,199      26,993
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Comprehensive income (See Note 12)                  142,502     261,246     129,450
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Average shares outstanding - basic                   32,904      34,228      35,247

Average shares outstanding - diluted                 32,935      34,257      35,254
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Earnings per share (basic and diluted):
Income from continuing operations, per share     $     2.52  $     3.81  $     2.76
Income from discontinued operations, per share         0.06        0.25        0.15
						 -----------------------------------
Net income, per share                            $     2.58  $     4.06  $     2.91
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
See notes to consolidated financial statements

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